Exhibit 99.1 Press release dated as of April 7, 2010

Press Release Source: Speedemissions, Inc.

Speedemissions, Inc. Opens Its 14th Emissions Store in the Atlanta Area

ATLANTA, GA. April 7, 2010/BusinessWire/ - Speedemissions, Inc. (OTC Bulletin Board: SPMI - News) among the largest vehicle emissions and safety inspection companies in the U.S., announced today that it opened its 41st store in March 2010. This is the Company's 14th store in the Atlanta area.

Rich Parlontieri, President and CEO stated, "We're pleased to be able to open our 41st store in Peachtree City, GA. Peachtree City, which is a planned community of 35,000 residents', is an ideal location for this new store. We have had a presence in the City for almost 8 years and have worked hard to establish a neighborhood identity. Also, this is a continuation of our plans to grow in 2010 by an additional one to three stores.

Over the years the reception to our "emissions inspection only" model has been very good. Our customers have experienced the "ITS" platform. Simply put, it's the way we operate our business. Integrity - we don't fail a vehicle to up-sell repairs, parts or service. In fact, if a car fails, we provide a free re-test within thirty (30) business days. Time -many of our stores have two testing lanes so there is no waiting for a repair job to finish. Speed - our inspectors only do one thing, test cars. They're specialists at doing the emissions test on every vehicle. These are some of the reasons we do hundreds of thousands of tests in our stores every year".

Founded in 2001, and operating under the guidelines of the U.S. Environmental Protection Agency's (EPA) mandated vehicle emissions testing program, Speedemissions has built its business on understanding the customers need to save time and feel secure when they get their vehicle's emission test and safety inspection. The one-stop emission and safety inspection concept has evolved over the past several years. It has become the preferred way to have your car, light truck, SUV or mini-van tested in cities that require both inspections. What this means for the consumer is that they don't have to make an appointment to have their car inspected, nor do they have to worry about being sold a brake job, a muffler, a transmission or some other costly service they don't need.

You can learn more about the company and its business model at www.speedemissions.com.

Speedemissions, Inc., based in Atlanta, Georgia, is a leading vehicle emissions testing and safety inspections company in the United States. We provide services in certain areas where auto testing is mandated by the Environmental Protection Agency (EPA). Since the emissions testing market is highly fragmented, Speedemissions expects to be the first company to create a national brand offering their customers quick and efficient vehicle emissions testing service. The current focus of the company is in the Atlanta, Georgia; Houston, Texas; St. Louis, Missouri and Salt Lake City, Utah markets.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Speedemissions' products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For further information: Contact Michael Shanahan, Chief Financial Officer, 770-306-7667